Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Build America Bond Fund

Nuveen Build America Bond Opportunity Fund

We consent to the use of our report dated May 25, 2017 with respect to the financial statements of Nuveen Build America Bond Fund and Nuveen Build America Bond Opportunity Fund, included herein, and to the references to our firm under the headings “Experts,” “Appointment of the Independent Registered Public Accounting Firm,” and “Financial Highlights” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP
Chicago, Illinois
May 3, 2018